Exhibit 99.2

GRANTED
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

GERALD LOVOI,	)
)
Plaintiff,	)
)
v.	)
)
VIACOMCBS INC., SHARI E.	)	C.A. No. 2020-0987-SG
REDSTONE, ROBERT M. BAKISH,	)
CANDACE K. BEINECKE, BARBARA M.	)
BYRNE, BRIAN GOLDNER, LINDA M.	)
GRIEGO, ROBERT N. KLIEGER, JUDITH	)
A. MCHALE, RONALD L. NELSON,	)
CHARLES E. PHILLIPS, JR., SUSAN	)
SCHUMAN, NICOLE SELIGMAN, AND	)
FREDERICK O. TERRELL,	)
)
Defendants.	)

STIPULATION AND [PROPOSED] ORDER

WHEREAS, on November 16, 2020 Plaintiff filed the Verified Class Action Complaint (the “Complaint”) against ViacomCBS Inc. (the “Company”) and members of its board of directors, alleging that a provision of the Company’s bylaws “provide[d] the Company’s directors with the authority to remove other directors, contrary to Delaware law.” (the “Action”);

WHEREAS, on February 22, 2021, the Company’s board of directors approved an amendment to the bylaws, which mooted this Action;

WHEREAS, on March 2, 2021, the Court granted the Plaintiff’s proposed order dismissing the Action and retained jurisdiction solely for the purpose of considering an application by Plaintiff’s counsel for an award of a mootness fee if the parties were unable to reach agreement on a mootness fee (Dkt. 15);

WHEREAS, the Parties negotiated at arms’ length and resolved Plaintiff’s claim to entitlement to a mootness fee, with the Company agreeing, in the exercise of business judgment, to pay $120,000 for any and all attorneys’ fees and expenses (“Attorneys’ Fee”) to Plaintiff’s counsel, Cooch & Taylor, P.A.; Glancy Prongay & Murray LLP; and Werner Kranenburg (collectively, “Plaintiff’s Counsel”);

WHEREAS, the parties have conferred and agreed to a draft proposed Form 8-K notice, attached hereto as Exhibit A;

WHEREAS, Plaintiff’s Counsel, subject to the entry of this Stipulation and Order (“Order”) and payment of the Attorneys’ Fee, agree not to seek any fees or expenses in addition to the Attorneys’ Fee on behalf of any person; and

WHEREAS, the Court has not passed on the amount of the fee;

IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:

1. Following the entry of this Order, the Company shall file with the Securities and Exchange Commission (“SEC”) a Form 8-K in substantially the form attached hereto as Exhibit A informing the Company’s stockholders of the Action, its allegations, its resolution, and the fact and amount of agreement on a mootness fee (the “Notice”).

2. No later than ten (10) calendar days after the Notice is filed with the SEC, the Company shall file with the Court an affidavit that the Notice has been made (the “Affidavit”) in accordance with paragraph 1 above.

3. Upon the filing of the Affidavit:

A. The Register in Chancery is directed to close the Action on the docket; and

B. The Court will no longer retain any jurisdiction over the Action.

COOCH AND TAYLOR, P.A.	MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ Blake A. Bennett	/s/ Jon E. Abramczyk
Blake A. Bennett (#5133)	Jon E. Abramczyk (#2432)
The Nemours Building	Alexandra M. Cumings (#6146)
1007 N. Orange St., Suite 1120	1201 N. Market Street
Wilmington, DE 19801	Wilmington, DE 19801
(302) 984-3800	(302) 658-9200
Attorneys for Plaintiff	Attorneys for Defendants

        IT IS SO ORDERED this          day of             , 2021.

Vice Chancellor Sam Glasscock III

This document constitutes a ruling of the court and should be treated as such.

Court:	DE Court of Chancery Civil Action

Judge:	Sam Glasscock

File & Serve
Transaction ID:	66842150

Current Date:	Aug 16, 2021

Case Number:	2020-0987-SG

/s/ Judge Sam Glasscock